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                                                                 Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement ("Agreement") made as of the 15th day of August, 1997 between DBT Online, Inc., a Pennsylvania corporation (the "Company"), and Charles A. Lieppe ("Executive").

         WHEREAS, the Company desires to employ the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

                                   WITNESSETH:
                                   -----------

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

         2. TERM. The employment term of this Agreement (the "Employment Term") shall consist of a four year term beginning on August 15, 1997 and ending on August 14, 2001, unless terminated earlier in accordance with Section 10 hereof.

         3. POSITION AND DUTIES. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"). Executive shall perform all duties and accept all responsibilities incidental to such position, including general supervision and control over, and responsibility for, the general management and operation of the Company and its subsidiaries, or as may be assigned to Executive by the Board, and Executive shall cooperate fully with the Board. Executive shall at all times be subject to the direction and control of the Board. Executive shall use his best efforts in the business of the Company, and shall devote his full time, attention and energy to the business and affairs of the Company and its subsidiaries, provided, however, that, the foregoing shall not be construed as preventing Executive from making personal passive investments or participating in charitable and non-profit pursuits as long as such activities will not conflict or interfere with Executive's duties and responsibilities hereunder. The Executive shall be a member of the Board on the first day of the Employment Term, and the Board shall propose the Executive for re-election to the Board throughout the Employment Term.




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         4. COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT.

                  (a) SALARY. The Company shall pay Executive an annual salary of $250,000 ("Annual Salary") payable in the manner consistent with the payroll practices for the executive officers of Company. The Annual Salary shall be subject to review and increase by the Board, in its sole discretion, with such review to be conducted at least annually at such time as it reviews the salaries of the Company's officers.

                  (b) BONUS. Executive shall receive such bonus and other incentive compensation, if any, as the Board determines, in its sole discretion, to award Executive. For the period from August 15, 1997 through December 31, 1997, the only bonus the Executive shall receive is a guaranteed bonus of $14,000 payable at such time as the 1997 bonus is, or would have been, paid to other executive officers of the Company. For the period beginning January 1, 1998 through the termination of employment hereunder, the Executive shall participate in bonus programs, if established by the Board, at a level not less than the 20% level. Attached as Exhibit B is the bonus program in effect for the December 31, 1997 fiscal year, which describes the 20% level for the 1997 bonus program.

                  (c) FRINGE BENEFITS. The Company shall provide to Executive such fringe benefits, including medical and dental benefits, as are accorded to other executive officers of the Company. Until such programs are established by the Company, the Company will reimburse the Executive for his out-of-pocket expenses for maintaining comparable benefits.

                  (d) EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, which shall be accounted for in accordance with the reimbursement policies of the Company.

                  (e) AUTOMOBILE. The Company shall lease an automobile for up to $700 per month and provide it to Executive for his exclusive use.

         5. RELOCATION. Executive shall promptly begin to relocate his primary residence to the Pompano Beach, Florida area which shall be completed as soon as practicable. The Company shall promptly reimburse Executive as expended, up to a maximum aggregate amount of $120,000, for (i) all reasonable out-of-pocket expenses of moving his primary residence from New York, New York to the Pompano Beach, Florida area, including any brokerage commission on the sale of his primary residence in New York, New York and (ii) temporary housing in the Pompano Beach, Florida area.

         6. STOCK OPTIONS. The Company is granting to Executive options to purchase 300,000 shares of the Company's common stock (the "Stock Options") pursuant to the Amended

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and Restated Stock Option Plan of the Company (the "Plan"). The Stock Options
shall be granted as nonqualified stock options under terms of the Plan and the standard form of Stock Option Grant Letter thereunder, the form of which is set forth as Exhibit A hereto.

         7. CHANGE OF CONTROL.

            7.1 CHANGE OF CONTROL DEFINITION. As used herein, a "Change of Control" shall be deemed to have occurred if:

                  (a) The merger or consolidation of the Company with another corporation where (i) the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors, and (ii) the members of the Board, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

                  (b) The sale or other disposition of all or substantially all the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company.

            7.2 EFFECT OF A CHANGE OF CONTROL. If a Change of Control occurs during the final year of the Employment Term, this Section 7.2 will have no effect on the Agreement. Notwithstanding any other provision of this Agreement, if a Change of Control occurs before the final year of the Employment Term, then the Executive shall have the right during the 30 days following the Change of Control to elect either (i) to continue under the terms of the Agreement, or (ii) to convert the Agreement into a one year agreement, with an Employment Term commencing upon the date of the Change of Control and ending on the day before the one year anniversary of the Change of Control, and the Executive's Annual Salary under this Agreement shall be equal to the Annual Salary in effect immediately prior to the Change of Control multiplied by two for such Employment Term, and all other provisions of this Agreement shall remain in effect for such Employment Term. The Executive's election under this
Section 7.2 shall be made by written notice to the Company under Section 11.

         8. CONFIDENTIALITY AND NONCOMPETE AGREEMENT. Attached hereto as Exhibit C is the standard Company Key Person Employment Agreement, Confidentiality Agreement and Covenant Against Competition, which is incorporated herein by reference and made a term hereof. Executive agrees that, by execution of this Agreement, he has agreed to abide by all the terms and conditions of such agreement.

         9. ARBITRATION CLAUSE. Any controversy between the parties to this Agreement involving the construction or applications of the terms of this Agreement, except for enforcement


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of the terms and provisions of Section 8 of this Agreement, shall be submitted to binding arbitration, at the request of either party hereto, in accordance with the rules of the American Arbitration Association, with the SITUS of such arbitration to be in the county and state of the Company's offices in the State of Florida.

         10. TERMINATION.

             10.1 TERMINATION BY THE COMPANY AND EFFECT OF SUCH TERMINATION. The Company may terminate this Agreement at any time upon delivery of written notice to Executive, with the following effects:

                  (a) If Executive's employment hereunder has been terminated without Cause, as hereafter defined, then Executive shall receive the severance amount set forth below (the "Severance Amount"):

         TERMINATION DATE                                              SEVERANCE AMOUNT
         ----------------                                              ----------------
         From August 15, 1997 to August 14, 2000                       100% of one year's Annual Salary
         From August 15, 2000 to August 14, 2001                       Remainder of Annual Salary for
                                                                       Employment Term

                  (b) In the event that Executive's employment hereunder is terminated for Cause, as hereafter defined, this Agreement and rights of Executive shall be terminated immediately. For these purposes, "Cause" shall mean dishonesty, willful insubordination, habitual absence from work, habitual insobriety or drug addiction, or material breach of this Agreement.

             10.2 DEATH. If the Executive dies during the Employment Term, this Employment Agreement shall automatically terminate, and thereafter the Company shall not have any further liability or obligation under this Agreement to the Executive, his executors, administrators, heirs, assigns or any other person claiming under or through him except that the Executive's estate shall receive any unpaid Annual Salary that has accrued through the date of termination plus a proportionate share of any bonus otherwise payable in accordance with the provisions of Section 4(b) for the calendar year in which the Executive dies.

             10.3 TOTAL DISABILITY. If the Executive becomes totally disabled (as defined below), the Employment Term may be terminated by the Company, and the Company shall have no further liability or obligation to the Executive under this Agreement except as follows: the Executive shall receive any unpaid Annual Salary that has accrued through the date of termination. The Executive shall be deemed to be "totally disabled" if the Executive is considered totally disabled under the Company's group disability plan in effect at that time, if any, or in the absence of any such plan, under applicable Social Security regulations.



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         11. NOTICES. Any notices to Executive or Company shall be deemed given if delivered personally or mailed by certified mail to the address set forth below:

                  To Executive:       Charles A. Lieppe
                                      62 B Calley San Martin
                                      Santa Fe, NM 87501

                  To the Company:     Frank Borman, Chairman of the Board
                                      DBT Online, Inc.
                                      5550 West Flamingo Road
                                      Suite B-5
                                      Las Vegas, NV 89103

                  With a copy to:     Stephen M. Goodman, Esq.
                                      Morgan, Lewis & Bockius LLP
                                      2000 One Logan Square
                                      Philadelphia, PA  19103

         12. APPLICABLE LAW. The interpretation, validity and effect of this Agreement shall be governed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

                                           DBT ONLINE, INC.


                                           By: /s/ Hank Asher
                                              ---------------------------------
                                              Hank Asher


                                           EXECUTIVE


                                           /s/ Charles A. Lieppe
                                           ------------------------------------
                                           Charles A. Lieppe



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